EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PERRIGO REPORTS FOURTH QUARTER & FISCAL YEAR 2020 FINANCIAL RESULTS

Consumer Transformation Ahead of Plan

•Consolidated fiscal 2020 net sales(1) increased 5.0% compared to the prior year to $5.1 billion, despite a 2.5% decline in the fourth quarter due primarily to lower net sales of cough/cold products worldwide.

•Fiscal 2020 reported diluted earnings per share ("EPS") were a net loss of $1.19, versus net income per diluted share of $1.07 in the prior year. Adjusted diluted EPS were $4.02, flat versus prior year, despite an aggregate $0.35 per diluted share impact from COVID-19 related costs, lower net sales of cough cold products and divested businesses. Fourth quarter reported diluted net loss per share was $1.29 and adjusted diluted EPS was $0.93.

•Worldwide Consumer Self-Care net sales increased 6.0% in 2020 versus the prior year to a record $4.1 billion, despite a 1.3% net sales decline in the fourth quarter due primarily to lower net sales of cough/cold products worldwide. Excluding the impact of currency and divested businesses, Worldwide Consumer net sales increased 7.9% with, organic(2) net sales up 2.3%.

•Consumer Self-Care Americas ("CSCA") exceeded the Company’s financial goals of 3% organic net sales growth and 5% adjusted operating income growth one year ahead of schedule. CSCA fiscal 2020 net sales grew 9.0% versus a year ago to a record $2.7 billion. Excluding the impact of currency and divestitures, CSCA fiscal 2020 net sales grew 10.3%, with organic net sales up 3.4%. Reported operating income was up 14.0%, while adjusted operating income grew 8.1%.

•Consumer Self-Care International (“CSCI”) finished 2020 with net sales up 0.8% to $1.4 billion, despite the significant impact from COVID-19 lock-downs in the E.U.

•The Company advanced all major transformation initiatives during the year, highlighted by four bolt-on acquisitions, two non-strategic divestitures, the launch of $304 million in new products and 109% year-over-year growth across all e-commerce platforms.

•The Company converted 115% of adjusted net income to cash flow from operations in 2020, issued $750 million in bonds to retire existing debt and increase liquidity; used $164 million to repurchase 3.4 million shares in the fourth quarter.

•As announced today in a separate release, the Company signed an agreement to sell its Rx Pharmaceutical business for $1.5 billion in cash and more than $50 million in other considerations, establishing Perrigo as a pure-play global consumer self-care company positioned to significantly enhance shareholder value.

•CEO & President Murray S. Kessler signs three-year contract extension to complete the transformation.

(1) Unless otherwise noted, all comparisons of operating results against the prior fiscal year include the previously disclosed third quarter 2019 net sales adjustments for the market withdrawal of Ranitidine, of which $7.4 million was included in the CSCA segment and $1.8 million was included in the CSCI segment, as well as $24.1 million in operating results attributable to the then held-for-sale animal health business in our CSCA segment. See attached Appendix for additional details.

(2) See attached Appendix for details. Organic net sales growth excludes the effects of acquisitions and divestitures and the impact of currency.

Dublin, Ireland - March 1, 2021 - Perrigo Company plc (NYSE; TASE: PRGO), a leading provider of Quality, Affordable Self-Care Products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2020.

President and CEO, Murray S. Kessler commented, "I am deeply proud of how our Perrigo team safely managed through the complications brought on by the COVID-19 pandemic and, at the same time, continued to make major progress on our Consumer Self-Care transformation. Thanks to their relentless dedication, we were able to provide our essential and affordable products to consumers who needed them, while delivering value to customers and growing our business. Our 2020 financial results reflect strong performance across the business as we delivered record Worldwide Consumer net sales, despite the fourth quarter impact from the extremely low incidence of cough/cold illnesses worldwide and the incremental costs associated with keeping our facilities safely running without interruption. We remain focused on creating value for shareholders through our commitment to delivering 3% net sales growth, 5% adjusted operating income growth and 7% adjusted earnings per share growth from continuing operations in 2021 and beyond."

Kessler continued, "With today's agreement to divest the RX Pharmaceuticals business, we have now completed our portfolio reconfiguration to return Perrigo to a pure-play consumer self-care company, while providing us with the financial flexibility to build our business and deliver on our growth targets."

Kessler concluded, “At this point all of the commercial pieces of our transformation are in place and Perrigo is poised to create significant value. That is why I have agreed to the Board’s request to extend my contract by 3 years – to finish the job on Perrigo’s transformation. I am excited about what we have accomplished to date, and even more excited by all that remains to accomplish going forward."

Refer to Tables I - IV at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Fourth Quarter 2020 Consolidated Results Versus Fourth Quarter 2019

Consolidated net sales for the fourth quarter were $1.3 billion, a decrease of $33 million or 2.5%. Organic net sales declined 4.7%, which included a negative 5.0 percentage points impact due to lower worldwide net sales of cough/cold products.

Consolidated net sales gains were driven by 1) $30 million from the Dr. Fresh and Eastern European dermatology brands acquisitions, 2) organic growth in Worldwide Consumer, excluding the impact from cough/cold, of $23 million, and 3) $17 million in net favorable currency movements. These consolidated gains were more than offset by 1) a decline of $65 million across all segments due to lower cough/cold net sales, 2) a $19 million decline in the RX Pharmaceuticals ("RX")

segment, excluding cough and cold prescription products, and 3) $19 million from divested businesses.

Reported net loss was $175 million, or $1.29 per diluted share, versus a net loss of $19 million, or $0.14 per diluted share in the prior year period. Excluding certain charges as outlined in Table I, fourth quarter 2020 adjusted net income was $127 million, or $0.93 per diluted share, versus $145 million, or $1.06 per diluted share, for the same period last year resulting in a 12.3% decrease in adjusted diluted EPS. This decrease was due primarily to the impact from cough/cold products of approximately $0.11 per diluted share and divested businesses of $0.05 per diluted share.

Fourth Quarter 2020 Worldwide Consumer Self-Care Results Versus Fourth Quarter 2019

Worldwide Consumer is comprised of the CSCA segment, the Consumer Self-Care International ("CSCI") segment and Corporate.

Worldwide Consumer Self-Care fourth quarter net sales decreased $14 million, or 1.3%, to $1.1 billion. Organic net sales decreased 3.8%, which included a negative 6.0 percentage point impact due to lower net sales of cough/cold products compared to the prior year.

Fourth quarter reported gross profit margin was 36.5%. Adjusted gross profit margin of 38.7%, was 60 basis points lower year-over-year as favorable product mix was more than offset by higher input costs and the impact from divested businesses.
Reported operating margin was 4.2%. Adjusted operating margin decreased 320 basis points year-over-year to 11.1% due primarily to gross profit flow-through, higher advertising and promotion expenditures in CSCI and higher corporate expenses.

CSCA Fourth Quarter 2020 Results Versus Fourth Quarter 2019

Consumer Self-Care Americas fourth quarter net sales of $701 million, were 1.4% or $10 million lower than the prior year. Organic net sales decreased 4.7% and included a negative 5.4 percentage point impact due to lower net sales of cough/cold products compared to the prior year and a negative 0.7 percentage point impact related to a timing benefit in the prior year of a pre-build of contract pack inventory in the infant nutrition business.

OTC net sales were driven by 1) strong e-commerce growth as consumers continued to shift purchasing towards online where Perrigo has greater market share, which more than offset lower traditional brick and mortar purchases as measured by IRI MULO, 2) favorable consumer conversion to Perrigo products in the Digestive Health category, 3) the incremental benefit from new product sales led by Prevacid®, Diclofenac sodium topical gel 1%, and Esomeprazole Mini, and 4) the Skincare and Personal Hygiene category led by store brand minoxidil. More than offsetting these drivers were 1) lower cough/cold net sales resulting from extremely low levels of cough/cold and flu illnesses, which impacted the Upper Respiratory and Pain & Sleep Aids categories, and 2) normal pricing pressure.

Perrigo omnichannel POS (point of sale) declined 0.6% for the 13-weeks ending December 27, 2020, compared to an estimated decline in store brand OTC omnichannel POS data of 5.7%, leading to a Perrigo store brand share gain of 100 basis points. Total OTC omnichannel POS data declined an estimated 3.5% in the categories in which Perrigo competes, resulting in a Perrigo penetration share gain of 14 basis points versus national brands.

Net sales growth in the Oral Self-Care category were driven by 1) the Dr. Fresh acquisition, 2) base business growth led by record quarterly shipments to customers and growth in the Plackers® brand, and 3) continued momentum in e-commerce.

In the Nutrition category, net sales growth in e-commerce was more than offset by 1) operational challenges that caused a shortfall in achieving normal customer service levels leading to a decline in market share, and 2) a benefit in the prior year quarter due to a pre-build of contract pack inventory.

Fourth quarter reported gross margin was 32.3%. Adjusted gross margin of 33.0% was 80 basis points lower than the prior year as favorable product mix, including higher margin new products, were more than offset by normal pricing pressure and lower manufacturing efficiencies in infant formula.

Reported operating margin was 16.8%. Adjusted operating margin decreased 160 basis points to 18.8%, due primarily to gross margin flow-through and planned investments in current and future OTC brand launches.

Fourth Quarter 2020 CSCI Results Versus Fourth Quarter 2019

Consumer Self-Care International net sales were $352 million, a decrease of $4 million, or 1.1%. Organic net sales were 1.9% lower and included a negative 7.1 percentage point impact due to lower net sales of cough/cold products compared to the prior year.

The decline in net sales was due primarily to 1) lower cough/cold net sales resulting from extremely low levels of cough/cold and flu illnesses, which impacted the Upper Respiratory category, 2) lower consumer demand for anti-parasite products within the Skincare & Personal Hygiene category due primarily to COVID-19 related school closings and limited travel, and 3) divested businesses of $19 million and discontinued products of $5 million. These were partially offset by 1) new products, including line extensions in the ACO dermatology product line, 2) higher net sales in both the VMS (vitamins, minerals and supplements) category and the Pain & Sleep Aids category, each of which benefited from consumer behavior surrounding COVID-19, and 3) $18 million in favorable currency movements.

Reported gross margin was 44.8%. Adjusted gross margin of 50.0% declined 40 basis points due primarily to the impact from divested businesses.

Reported operating margin was (3.8)%. Adjusted operating margin decreased 430 basis points to 9.6% due to higher advertising and promotion spend and the impact from divested businesses.

RX Fourth Quarter 2020 Results Versus Fourth Quarter 2019

RX net sales of $236 million were $20 million, or 7.7%, lower than the prior year due primarily to $13 million in discontinued lower-margin distribution products and $2 million due to lower net sales of cough/cold products compared to the prior year. These were partially offset by improved customer service levels and higher net sales in the Israeli distribution business.

Reported gross margin was 35.9% while adjusted gross margin was 44.9%, an increase of 170 basis points. The increase in adjusted gross margin was due primarily to an improvement in customer service levels and favorable product mix. These benefits were partially offset by normal pricing pressure.

Reported operating margin was (40.8)% driven primarily by a $144 million goodwill impairment charge taken in the quarter. Adjusted operating margin was 29.4%, an increase of 540 basis points due to gross margin flow-through and lower operating expenses, of which $11 million was related to the generic albuterol pre-commercialization R&D costs in the prior year that did not reoccur.

Fiscal Year 2020 Results

Consolidated Fiscal 2020 Results Versus Fiscal 2019

Consolidated net sales were $5.1 billion, an increase of 5.0% compared to the prior year. Excluding the impact of currency and divested businesses, net sales increased 6.4%. This increase was driven by 1) new product sales of $304 million, 2) net sales from acquisitions of $214 million, which included a half-year benefit from the prior year Ranir acquisition and 9-months from the Dr. Fresh acquisition, 3) strong organic growth in CSCA, and 4) robust e-commerce growth. These drivers were partially offset by 1) divested businesses of $60 million and discontinued products of $51 million, 2) normal levels of pricing pressure, and 3) lower net sales of cough/cold products compared to the prior year. Consolidated organic net sales growth of 1.9% included a negative 1.4 percentage point impact due to lower worldwide net sales of cough/cold products.

Reported net loss was $163 million, or a loss of $1.19 per diluted share, versus reported net income of $146 million, or $1.07 per diluted share, in the prior year. Excluding certain charges as outlined in Table I, fiscal 2020 adjusted net income was $552 million, or $4.02 per diluted share, versus $550 million, or $4.03 per diluted share, in fiscal 2019. Strong organic performance in CSCA, robust e-commerce growth across the portfolio and the Oral Self-Care acquisitions offset lower worldwide net sales of cough/cold products, the impact from divested businesses and COVID-19 related costs.

Fiscal 2020 Worldwide Consumer Self-Care Results Versus Fiscal 2019

Worldwide Consumer net sales were a fiscal year record $4.1 billion, an increase of 6.0% compared to the prior year. Excluding the impact of currency and divested businesses, net sales were 7.9% higher year-over-year. Organic net sales were up 2.3%, despite a negative 1.7 percentage point impact due to lower net sales of cough/cold products compared to the prior year.

Fiscal 2020 reported gross profit margin was 36.7%. Adjusted gross profit margin of 38.9% was 140 basis points lower due primarily to 1) the Oral Self-Care acquisitions, 2) changes in global product mix associated with store brand products growing at a faster rate than branded products, and 3) COVID-19 related costs.

Reported operating margin was 7.2%. Adjusted operating margin was 13.2%, or 90 basis points lower as gross profit flow-through and higher corporate costs were partially offset by cost savings from Project Momentum and lower advertising and promotion expenditures.

CSCA Fiscal 2020 Results Versus Fiscal 2019

Consumer Self-Care Americas achieved record fiscal year net sales of $2.7 billion, an increase of $222 million, or 9.0%, which included $168 million attributable to the Ranir and Dr. Fresh acquisitions and a negative $11 million impact from foreign currency. Organic net sales were up 3.4%, including a negative 1.6 percentage point impact due to lower net sales of cough/cold products compared to the prior year.

The increase in OTC net sales were driven by 1) favorable consumer conversion to products in the Digestive Health category, 2) the increase of consumer COVID-19 related demand experienced in the first half of 2020 in the Pain and Sleep Aids category, and 3) the incremental impact of new product sales led by Prevacid®, Diclofenac sodium topical gel 1%, and Esomeprazole Mini, and 4) continued robust e-commerce growth. These increases were partially offset by 1) lower cough/cold net sales resulting from extremely low levels of cough/cold and flu illnesses, which impacted the Upper Respiratory and Pain & Sleep Aids categories, and 2) normal pricing pressure.

Higher net sales in the Oral Self-Care category were driven by 1) a half-year benefit from the prior year Ranir acquisition and 9-months from the current year Dr. Fresh acquisition, 2) growth in the base business and the Plackers® brand, and 3) continued momentum in e-commerce.

The decrease in Nutrition net sales was due primarily to the prior year pre-build of contract pack inventory and operational challenges that led to a shortfall in achieving normal customer service levels, which more than offset new product sales from the launch of infant formula at a major retailer in December 2019.

Perrigo omnichannel POS data increased 7.1% for the 52-weeks ending December 27, 2020, compared to an estimated increase in store brand OTC omnichannel POS data of 1.9%, leading to Perrigo store brand share gains versus competitors of 100 share points. Total OTC omnichannel POS data grew an estimated 4.8% in the categories in which Perrigo competes, resulting in Perrigo penetration share gains of 13 share points.

Reported gross profit margin was 31.9%. Adjusted gross profit margin of 32.7% was 90 basis points lower as favorable product mix and savings on raw materials were more than offset by normal pricing pressure, COVID-19 related costs and lower manufacturing efficiencies in infant formula.

Reported operating margin was 17.5%. Adjusted operating margin of 19.6% was 10 basis points lower as gross profit flow-through was mostly offset by cost savings from Project Momentum.

Fiscal 2020 CSCI Results Versus Fiscal 2019

CSCI net sales increased 0.8% to $1.4 billion. Excluding divested businesses of $40 million and favorable currency movements of $4 million, net sales were higher by 3.6%. Organic net sales were flat and included a negative 1.8 percentage point impact due to lower net sales of cough/cold products compared to the prior year.

Net sales growth was driven by 1) new product sales of $98 million driven by additions to the XLS-Medical Forte 5 brand and new products in the ACO dermatology portfolio, 2) an incremental $45 million in net sales from the acquisitions of Ranir and the Eastern European dermatology brands, 3) strong consumer demand in the VMS and Pain & Sleep Aids categories, each of which benefited from consumer behavior surrounding COVID-19, and 4) solid performance in the U.K. store brand business. CSCI also benefited from strong growth in e-commerce.

This growth was partially offset by 1) lower consumer demand for anti-parasite and weight management products within the Skincare & Personal Hygiene and Healthy Lifestyle categories, respectively, due primarily to consumer behavior surrounding COVID-19, including related school closings and country-specific lockdowns, 2) lower cough/cold net sales resulting from extremely low levels of cough/cold and flu illnesses, which impacted the Upper Respiratory category, and 3) divested businesses of $40 million and discontinued products of $10 million.

Reported gross margin was 45.9%. Adjusted gross margin of 50.8% declined 160 basis points due primarily to 1) the full-year inclusion of Ranir and improved performance in the U.K. store brand business, both of which have relatively lower gross margins than the overall portfolio, 2) impact from divested businesses, and 3) higher input costs on a particular OTC brand.

Reported operating margin was 2.3%. Adjusted operating margin of 14.3% declined 140 basis points as gross margin flow-through and transformation investments were offset by the relatively higher operating margin in Ranir, Project Momentum cost savings and lower advertising and promotion expense.

RX Fiscal 2020 Results Versus Fiscal 2019

RX net sales increased $8 million to $975 million due primarily to new product sales of $165 million, which were mostly offset by 1) normal pricing pressure, 2) discontinued lower-margin distribution products of $35 million, 3) a $31 million impact from the reserve for the estimated generic albuterol sulfate recall costs, and 4) fewer patient visits to dermatologists and other physicians related to COVID-19, which led to lower U.S. prescription volumes.

Reported gross margin was 32.3% and adjusted gross margin was 41.0%. The 260 basis point decline in adjusted gross margin was due primarily to less favorable product mix and costs for the generic albuterol recall in the third quarter of 2020.

Reported operating margin of (18.2)% was driven primarily by $347 million in goodwill impairment charges. Adjusted operating margin of 26.2% was 110 basis points lower as gross margin flow-through was partially offset by lower operating expenses, of which $11 million was related to the generic albuterol pre-commercialization R&D costs in the prior year that did not reoccur.

Share Repurchase

In the fourth quarter, the Company repurchased 3.4 million of its shares for approximately $164 million under its approved $1 billion share repurchase authorization program.

Reached Agreement to Sell RX Pharmaceuticals Business

Perrigo announced today, in a separate release, a definitive agreement to sell its Generic Rx Pharmaceuticals business to Altaris Capital Partners, LLC for total consideration of $1.55 billion, including $1.5 billion in cash and $50 million in other considerations. This transaction establishes Perrigo as a pure-play global consumer self-care leader with top-tier Consumer Packaged Goods fundamentals.

Fiscal 2021 Outlook

For fiscal 2021, Perrigo Worldwide Consumer is committed to delivering 3% organic net sales growth, 5% adjusted operating income growth and 7% adjusted diluted EPS growth, in line with CPG peers that trade at much higher multiples. Based on a preliminary estimate of the accounting treatment to classify Rx as discontinued operations, this translates to an adjusted diluted EPS range of $2.50 to $2.70.

The Company cannot reconcile its expected adjusted diluted earnings per share to diluted earnings per share under "Fiscal 2021 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time.

About Perrigo

Perrigo Company plc (NYSE; TASE: PRGO) is a leading provider of Quality, Affordable Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Led by its consumer self-care strategy, Perrigo is the largest store brand OTC player in the U.S. in the categories in which it competes through more than 9,000 SKUs under customer ‘own brand’ labels. Additionally, Perrigo is a Top 5 OTC company by revenue in Europe, where it markets more than 200 branded OTC products throughout 28 countries. The Company also commercializes and manufactures generic prescription products in the U.S. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The conference call will be available live at 8:00 a.m. ET on March 1, 2021 via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-317-6003, International 412-317-6061, and reference ID # 6715549. A taped replay of the call will be available beginning at approximately 12:00 p.m. (EST) Monday, March 1, until midnight Monday, March 15, 2021. To listen to the replay, dial 877-344-7529, International 412-317-0088, and use access code 10152495.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: the effect of the novel coronavirus (COVID-19) pandemic and the associated economic downturn and supply chain impacts on the Company’s business; general economic, credit, and market conditions; future impairment charges; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions, including the Company’s appeal of the Notice of Assessment

(the “NoA”) issued by the Irish tax authority and the draft and final Notices of Proposed Assessment (“NOPAs”) issued by the U.S. Internal Revenue Service and the impact that an adverse result in any such proceedings would have on operating results, cash flows, and liquidity; pending and potential third-party claims and litigation, including litigation relating to the Company’s restatement of previously-filed financial information and litigation relating to uncertain tax positions, including the NoA and the NOPAs; potential impacts of ongoing or future government investigations and regulatory initiatives; potential costs and reputational impact of product recalls or sales halts; the impact of tax reform legislation and healthcare policy; the timing, amount and cost of any share repurchases; fluctuations in currency exchange rates and interest rates; the consummation and success of the sale of the Rx business, including the ability to achieve the expected benefits thereof, the risk that any required regulatory approvals will not be received or obtained or other closing conditions may not be satisfied within the expected time frame or at all and potential costs or liabilities incurred or retained in connection with the proposed transaction that may exceed the Company’s estimates or adversely affect the Company’s business or operations; the consummation and success of other announced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and strategic and other initiatives. An adverse result with respect to our appeal of any material outstanding tax assessments or pending litigation, including securities or drug pricing matters, could ultimately require the use of corporate assets to pay such assessments, damages from third-party claims, and related interest and/or penalties, and any such use of corporate assets would limit the assets available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2020, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:
•net sales growth excluding held-for-sale businesses and the ranitidine market withdrawal in the third quarter of 2019,
•net sales growth excluding divested businesses, which includes the divested Rosemont Rx liquids and the Canoderm prescription product,
•net sales growth excluding divested businesses and on a constant currency basis,
•net sales growth on an organic basis, which excludes the 2019 acquisition of Ranir, exited businesses and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted diluted earnings per share,
•adjusted gross margin, and

•adjusted operating margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted diluted EPS, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company discloses net sales growth excluding exited businesses, as well as on a constant currency basis and on an organic basis. The Company also provides adjusted net sales growth of the RX base business, which excludes discontinued products and the effects of the albuterol sulfate recall. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past, present and future underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Investor Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications;
(269) 686-3373; e-mail: bradley.joseph@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2018
Net sales	$5,063.3	$4,837.4	$4,731.7
Cost of sales	3,248.1	3,064.1	2,900.2
Gross profit	1,815.2	1,773.3	1,831.5

Operating expenses
Distribution	100.4	96.1	94.2
Research and development	177.7	187.4	218.6
Selling	579.1	567.0	595.7
Administration	496.0	503.0	435.9
Impairment charges	346.8	184.5	224.4
Restructuring	3.5	26.3	21.0
Other operating expense (income)	(3.7)	4.2	5.2
Total operating expenses	1,699.8	1,568.5	1,595.0

Operating income	115.4	204.8	236.5

Change in financial assets	96.4	(22.1)	(188.7)
Interest expense, net	131.2	121.7	128.0
Other (income) expense, net	17.2	(66.0)	6.1
Loss on extinguishment of debt	20.0	0.2	0.5
Income (loss) before income taxes	(149.4)	171.0	290.6
Income tax expense	13.2	24.9	159.6
Net income (loss)	$(162.6)	$146.1	$131.0

Earnings (loss) per share
Basic	$(1.19)	$1.07	$0.95
Diluted	$(1.19)	$1.07	$0.95

Weighted-average shares outstanding
Basic	136.1	136.0	137.8
Diluted	136.1	136.5	138.3

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$641.5	$354.3
Accounts receivable, net of allowance for credit losses of $7.6 and $6.7, respectively	1,054.2	1,243.2
Inventories	1,200.2	967.3
Prepaid expenses and other current assets	237.6	165.8
Total current assets	3,133.5	2,730.6
Property, plant and equipment, net	996.0	902.8
Operating lease assets	186.0	129.9
Goodwill and indefinite-lived intangible assets	3,783.9	4,185.5
Definite-lived intangible assets, net	2,974.3	2,921.2
Deferred income taxes	44.2	5.4
Other non-current assets	370.5	426.0
Total non-current assets	8,354.9	8,570.8
Total assets	$11,488.4	$11,301.4
Liabilities and Shareholders’ Equity
Accounts payable	$543.8	$520.2
Payroll and related taxes	175.2	156.4
Accrued customer programs	365.9	394.4
Other accrued liabilities	250.3	229.2
Accrued income taxes	9.0	32.2
Current indebtedness	37.8	3.4
Total current liabilities	1,382.0	1,335.8
Long-term debt, less current portion	3,528.3	3,365.8
Deferred income taxes	279.3	280.6
Other non-current liabilities	643.7	515.1
Total non-current liabilities	4,451.3	4,161.5
Total liabilities	5,833.3	5,497.3
Commitments and contingencies - Refer to Note 17
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	7,118.2	7,359.9
Accumulated other comprehensive income	395.0	139.4
Retained earnings (accumulated deficit)	(1,858.1)	(1,695.5)
Total controlling interests	5,655.1	5,803.8
Noncontrolling interest	—	0.3
Total shareholders’ equity	5,655.1	5,804.1
Total liabilities and shareholders' equity	$11,488.4	$11,301.4

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	133.1	136.1

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2018
Cash Flows From (For) Operating Activities
Net income (loss)	$(162.6)	$146.1	$131.0
Adjustments to derive cash flows:
Depreciation and amortization	384.8	396.5	423.6
Loss (Gain) on sale of business	20.9	(71.7)	—
Share-based compensation	58.5	52.2	37.7
Impairment charges	346.8	184.5	224.4
Asset abandonments	—	11.0	—
Change in financial assets	96.4	(22.1)	(188.7)
Loss on extinguishment of debt	20.0	0.2	0.5
Restructuring charges	3.5	26.3	21.0
Deferred income taxes	(54.5)	(43.9)	(17.9)
Amortization of debt premium	(2.4)	(4.4)	(8.1)
Other non-cash adjustments, net	(6.0)	26.6	(11.1)
Subtotal	705.4	701.3	612.4
Increase (decrease) in cash due to:
Accounts receivable	168.9	(140.7)	21.0
Inventories	(170.6)	(67.0)	(98.6)
Accounts payable	(2.7)	17.0	28.8
Payroll and related taxes	10.8	(3.7)	(34.5)
Accrued customer programs	(43.3)	(48.6)	25.5
Accrued liabilities	(23.1)	(23.2)	(20.9)
Accrued income taxes	(7.0)	(74.5)	68.1
Other, net	(2.2)	27.2	(8.8)
Subtotal	(69.2)	(313.5)	(19.4)
Net cash from (for) operating activities	636.2	387.8	593.0
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	4.1	2.9	13.7
Acquisitions of businesses, net of cash acquired	(168.5)	(747.7)	—
Asset acquisitions	(35.2)	(149.1)	(35.6)
Purchase of equity method investment	(15.0)	—	—
Purchase of investment securities	—	—	(7.5)
Proceeds from the Royalty Pharma contingent milestone	—	250.0	—
Additions to property, plant and equipment	(170.4)	(137.7)	(102.6)
Net proceeds from sale of business	187.8	182.5	5.2
Other investing, net	9.4	3.0	—
Net cash from (for) investing activities	(187.8)	(596.1)	(126.8)
Cash Flows From (For) Financing Activities
Borrowings (repayments) of revolving credit agreements and other financing, net	(3.9)	0.5	(4.4)
Issuances of long-term debt	743.8	600.0	431.0
Payments on long-term debt	(590.0)	(476.0)	(482.5)
Premiums on early debt retirement	(19.0)	—	—
Deferred financing fees	(6.7)	(1.0)	(2.4)
Issuance of ordinary shares	—	0.9	1.3
Repurchase of ordinary shares	(164.2)	—	(400.0)
Cash dividends	(123.9)	(112.4)	(104.9)
Other financing, net	(17.2)	(10.2)	(10.0)
Net cash from (for) financing activities	(181.1)	1.8	(571.9)
Effect of exchange rate changes on cash and cash equivalents	19.9	9.7	(21.9)
Net increase (decrease) in cash and cash equivalents	287.2	(196.8)	(127.6)
Cash and cash equivalents, beginning of period	354.3	551.1	678.7
Cash and cash equivalents, end of period	$641.5	$354.3	$551.1

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Three Months Ended December 31, 2020
Consolidated	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income (Loss)	Interest, Other, and Change in Financial Assets	Income Tax Expense (Benefit)	Net Income (Loss)*	Diluted Earnings (Loss) per Share*
Reported	$1,289.5	$469.2	$46.1	$330.0	$145.4	$(52.3)	$156.0	$(33.3)	$(175.0)	$(1.29)
As a % of reported net sales		36.4%	3.6%	25.6%	11.3%	(4.1)%	12.1%	(2.6)%	(13.6)%
Effective tax rate								16.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$44.2	$(0.4)	$(31.9)	$—	$76.5	$—	$—	$76.5	$0.56
Acquisition and integration-related charges and contingent consideration adjustments	—	0.8	—	(3.4)	(0.4)	4.6	—	—	4.6	0.03
Impairment charges	—	—	—	—	(144.4)	144.4	—	—	144.4	1.06
(Gain) loss on divestitures	—	—	—	(0.5)	0.5	—	(2.3)	—	2.3	0.02
Unusual litigation	—	—	—	(11.7)	0.5	11.2	—	—	11.2	0.08
Restructuring charges and other termination benefits	—	—	—	(0.1)	(1.6)	1.7	—	—	1.7	0.01
Change in financial assets	—	—	—	—	—	—	(121.2)	—	121.2	0.89
(Gain) Loss on investment securities	—	—	—	—	—	—	(0.7)	—	0.7	0.01
Separation and reorganization expense	—	—	—	(0.2)	—	0.2	—	—	0.2	—
Non-GAAP tax adjustments**	—	—	—	—	—	—	—	61.3	(61.3)	(0.44)
Adjusted	1,289.5	$514.2	$45.7	$282.2	$—	$186.3	$31.8	$28.0	$126.5	$0.93
As a % of reported net sales		39.9%	3.5%	21.9%		14.4%	2.5%	2.2%	9.8%
Adjusted effective tax rate								18.1%

			Diluted weighted average shares outstanding
			Reported							135.4
			Effect of dilution as reported amount was a loss, while adjusted amount was income***							1.2
			Adjusted							136.6

*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**The non-GAAP tax adjustments of $61.3 million are primarily due to: (1) $9.0 million of additional tax expense related to pre-tax non-GAAP adjustments calculated based upon the applicable jurisdictions of the pre-tax items and (2) removal of $51.5 million tax benefit related to valuation allowance releases in the U.S.

***In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)
	Three Months Ended December 31, 2019
Consolidated	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income (Loss)	Interest, Other, and Change in Financial Assets	Income Tax Expense (Benefit)	Net Income (Loss)**	Diluted Earnings (Loss) per Share**
Reported	$1,322.8	$480.9	$59.4	$288.6	$139.7	$(6.8)	$27.4	$(15.2)	$(19.0)	$(0.14)
As a % of reported net sales		36.4%	4.5%	21.8%	10.6%	(0.5)%	2.1%	(1.2)%	(1.4)%
Effective tax rate								44.5%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$48.8	$(0.1)	$(30.9)	$—	$79.8	$—	$—	$79.8	$0.59
Restructuring charges and other termination benefits	—	—	—	—	0.4	(0.4)	—	—	(0.4)	—
Separation and reorganization expense	—	—	—	(2.2)	—	2.2	—	—	2.2	0.02
Impairment charges	—	—	—	—	(141.6)	141.6	—	—	141.6	1.03
Acquisition and integration-related charges and contingent consideration adjustments	—	0.1	—	(1.0)	0.5	0.6	—	—	0.6	—
Unusual litigation	—	—	—	(1.8)	—	1.8	—	—	1.8	0.01
(Gain) Loss on investment securities	—	—	—	—	—	—	4.0	—	(4.0)	(0.03)
(Gain) loss on divestitures	—	—	—	3.6	1.0	(4.6)	(0.7)	—	(3.9)	(0.03)
Change in financial assets	—	—	—	—	—	—	3.6	—	(3.6)	(0.03)
Non-GAAP tax adjustments*	—	—	—	—	—	—	—	50.3	(50.3)	(0.36)
Adjusted	$1,322.8	$529.8	$59.3	$256.3	$—	$214.2	$34.3	$35.1	$144.8	$1.06
As a % of reported net sales		40.1%	4.5%	19.4%		16.2%	2.6%	2.7%	10.9%
Adjusted effective tax rate								19.5%

						Diluted weighted average shares outstanding
						Reported				137.0

*The non-GAAP tax adjustments are primarily due to: (1) $4.9 million of tax effects of pretax non-GAAP adjustments that are calculated based upon the specific rate of the applicable jurisdiction of the pretax items and (2) $43.8 million of valuation allowance releases in the U.S. and Australia.
**Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)	Twelve Months Ended December 31, 2020
Consolidated	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest, Other, and Change in Financial Assets	Income Tax Expense	Net Income (Loss)**	Diluted Earnings (Loss) per Share**
Reported	$5,063.3	$1,815.2	$177.7	$1,175.5	$346.6	$115.4	$264.8	$13.2	$(162.6)	$(1.19)
As a % of reported net sales		35.9%	3.5%	23.2%	6.8%	2.3%	5.2%	0.3%	(3.2)%
Effective tax rate								(8.8)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$172.2	$(1.5)	$(121.3)	$—	$295.0	$—	$—	$295.0	$2.15
Acquisition and integration-related charges and contingent consideration adjustments	—	2.8	—	(9.8)	(1.3)	13.9	—	—	13.9	0.10
Restructuring charges and other termination benefits	—	—	—	(0.1)	(3.5)	3.6	—	—	3.6	0.03
(Gain) loss on divestitures	—	—	—	(0.8)	0.6	0.2	(20.8)	—	21.0	0.15
Change in financial assets	—	—	—	—	—	—	(95.3)	—	95.3	0.69
Unusual litigation	—	—	—	(24.2)	4.4	19.8	—	—	19.8	0.14
Separation and reorganization expense	—	—	—	(1.1)	—	1.1	—	—	1.1	0.01
Impairment charges	—	—	—	—	(346.8)	346.8	—	—	346.8	2.53
Loss on early debt extinguishment	—	—	—	—	—	—	(20.0)	—	20.0	0.15
(Gain) Loss on investment securities	—	—	—	—	—	—	(4.2)	—	4.2	0.03
Non-GAAP tax adjustments*	—	—	—	—	—	—	—	105.9	(105.9)	(0.77)
Adjusted	$5,063.3	$1,990.2	$176.2	$1,018.2	$—	$795.8	$124.5	$119.1	$552.2	$4.02
As a % of reported net sales		39.3%	3.5%	20.1%		15.7%	2.5%	2.4%	10.9%
Adjusted effective tax rate								17.7%

			Diluted weighted average shares outstanding
			Reported							136.1
			Effect of dilution as reported amount was a loss, while adjusted amount was income***							1.1
			Adjusted							137.2

*The non-GAAP tax adjustments of $105.9 million are primarily due to: (1) $55.4 million of additional tax expense related to pre-tax non-GAAP adjustments calculated based upon the applicable jurisdictions of the pre-tax items, (2) removal of $51.5 million tax benefit related to valuation allowance releases in the U.S. recorded in the fourth quarter of 2020, (3) removal of $15.9 million tax benefit related to U.S. CARES Act retroactive adjustments to the 2018 and 2019 tax years recorded in the first quarter of 2020 and (4) removal of $18.1 million tax expense related to Base Erosion and Anti-Abuse Tax (BEAT) expense resulting from the adoption of Section 163(j) interest expense limitation regulations recorded in the third quarter of 2020.

**Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
***In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)	Twelve Months Ended December 31, 2019
Consolidated	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Restructuring, Impairment Charges, and Other Operating Income	Operating Income	Interest, Other, and Change in Financial Assets	Income Tax Expense	Net Income****	Diluted Earnings per Share****
Reported	$4,837.4	$1,773.3	$187.4	$1,166.1	$215.0	$204.8	$33.8	$24.9	$146.1	$1.07
As a % of reported net sales		36.7%	3.9%	24.1%	4.4%	4.2%	0.7%	0.5%	3.0%
Effective tax rate								14.6%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$191.9	$(0.4)	$(119.0)	$—	$311.3	$—	$—	$311.3	$2.29
Acquisition and integration-related charges and contingent consideration adjustments	—	5.7	—	(14.6)	1.3	19.0	—	—	19.0	0.14
Operating results attributable to held-for-sale business*	(24.1)	(12.1)	(0.5)	(9.4)	—	(2.2)	—	—	(2.2)	(0.02)
Separation and reorganization expense	—	—	—	(17.9)	—	17.9	—	—	17.9	0.13
Asset Abandonment	—	—	—	—	(7.1)	7.1	—	—	7.1	0.05
Impairment charges	—	—	—	—	(184.5)	184.5	—	—	184.5	1.35
Unusual litigation	—	—	—	(27.2)	—	27.2	—	—	27.2	0.20
(Gain) Loss on investment securities	—	—	—	—	—	—	(4.7)	—	4.7	0.04
Restructuring charges and other termination benefits	—	—	—	—	(26.3)	26.3	—	—	26.3	0.19
(Gain) loss on divestitures	—	—	—	3.5	1.6	(5.1)	70.9	—	(76.0)	(0.56)
Change in financial assets	—	—	—	—	—	—	22.1	—	(22.1)	(0.16)
Loss on early debt extinguishment	—	—	—	—	—	—	(0.2)	—	0.2	—
Ranitidine market withdrawal**	9.2	18.4	—	—	—	18.4	—	—	18.4	0.14
Non-GAAP tax adjustments***	—	—	—	—	—	—	—	112.9	(112.9)	(0.83)
Adjusted	$4,822.5	$1,977.2	$186.5	$981.5	$—	$809.2	$121.9	$137.8	$549.5	$4.03
As a % of adjusted net sales		41.0%	3.9%	20.4%		16.8%	2.5%	2.9%	11.4%
Adjusted effective tax rate								20.0%

						Diluted weighted average shares outstanding
*Held-for-sale business includes our now divested animal health business.						Reported				136.5
**Ranitidine market withdrawal includes reversal of recorded returns and inventory write-downs.
***The non-GAAP tax adjustments are primarily due to: (1) $67.5 million tax effects of pretax non-GAAP adjustments that are calculated based upon the specific rate of the applicable jurisdiction of the pretax items and (2) $43.8 million of valuation allowance releases in the U.S. and Australia.
****Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	December 31, 2020					December 31, 2019
Worldwide Consumer*	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$1,053.2	$384.4	$32.6	$306.5	$44.1	$1,066.9	$392.5	$34.1	$264.0	$85.6
As a % of reported net sales		36.5%	3.1%	29.1%	4.2%		36.8%	3.2%	24.7%	8.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$22.9	$(0.4)	$(31.8)	$55.1	$—	$26.7	$(0.1)	$(30.8)	$57.5
Unusual litigation	—	—	—	(11.7)	11.2	—	—	—	(1.8)	1.8
Impairment charges	—	—	—	—	—	—	—	—	—	9.6
Separation and reorganization expense	—	—	—	(0.2)	0.2	—	—	—	(2.2)	2.2
Restructuring charges and other termination benefits	—	—	—	—	1.6	—	—	—	—	(0.5)
(Gain) loss on divestitures	—	—	—	(0.5)	0.5	—	—	—	4.5	(4.6)
Acquisition and integration-related charges and contingent consideration adjustments	—	0.8	—	(3.4)	4.2	—	0.1	—	(1.0)	1.1
Adjusted	$1,053.2	$408.1	$32.2	$258.9	$116.9	$1,066.9	$419.3	$34.0	$232.7	$152.7
As a % of reported net sales		38.7%	3.1%	24.6%	11.1%		39.3%	3.2%	21.8%	14.3%

*Worldwide Consumer includes the CSCA and CSCI segments in addition to Corporate.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	December 31, 2020					December 31, 2019
Consumer Self-Care Americas	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$700.8	$226.3	$20.8	$88.0	$117.5	$710.5	$233.0	$22.9	$78.5	$130.7
As a % of reported net sales		32.3%	3.0%	12.6%	16.8%		32.8%	3.2%	11.1%	18.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$5.3	$—	$(7.3)	$12.7	$—	$6.7	$—	$(6.5)	$13.2
Unusual litigation	—	—	—	—	(0.5)	—	—	—	—	—
(Gain) loss on divestitures	—	—	—	—	—	—	—	—	—	(0.1)
Separation and reorganization expense	—	—	—	—	—	—	—	—	0.3	(0.3)
Restructuring charges and other termination benefits	—	—	—	—	0.4	—	—	—	—	1.0
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	(2.0)	2.0	—	0.1	—	(0.1)	0.3
Adjusted	$700.8	$231.6	$20.8	$78.7	$132.1	$710.5	$239.8	$22.9	$72.2	$144.8
As a % of reported net sales		33.0%	3.0%	11.2%	18.8%		33.8%	3.2%	10.2%	20.4%

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended					Three Months Ended
	December 31, 2020					December 31, 2019
Consumer Self-Care International	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$352.4	$157.8	$11.8	$158.4	$(13.4)	$356.4	$159.5	$11.2	$138.6	$1.3
As a % of reported net sales		44.8%	3.3%	44.9%	(3.8)%		44.8%	3.1%	38.9%	0.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$17.6	$(0.4)	$(24.5)	$42.4	$—	$20.0	$(0.1)	$(24.2)	$44.3
Impairment charges	—	—	—	—	—	—	—	—	—	9.6
Unusual litigation	—	—	—	(1.5)	1.5	—	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	—	1.0	—	—	—	—	(1.1)
(Gain) loss on divestitures	—	—	—	—	—	—	—	—	4.5	(4.5)
Acquisition and integration-related charges and contingent consideration adjustments	—	0.8	—	(1.4)	2.2	—	—	—	—	—
Adjusted	$352.4	$176.2	$11.4	$131.0	$33.7	$356.4	$179.5	$11.1	$118.9	$49.6
As a % of reported net sales		50.0%	3.2%	37.2%	9.6%		50.4%	3.1%	33.4%	13.9%

	Three Months Ended					Three Months Ended
	December 31, 2020					December 31, 2019
Prescription Pharmaceuticals	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (loss)	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)
Reported	$236.3	$84.8	$13.5	$23.5	$(96.4)	$255.9	$88.4	$25.3	$24.6	$(92.4)
As a % of reported net sales		35.9%	5.7%	9.9%	(40.8)%		34.5%	9.9%	9.6%	(36.1)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$21.3	$—	$(0.1)	$21.4	$—	$22.1	$—	$(0.1)	$22.3
(Gain) loss on divestitures	—	—	—	—	(0.5)	—	—	—	(0.9)	—
Restructuring charges and other termination benefits	—	—	—	(0.1)	0.1	—	—	—	—	0.1
Impairment charges	—	—	—	—	144.4	—	—	—	—	132.0
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	0.4	—	—	—	—	(0.5)
Adjusted	$236.3	$106.1	$13.5	$23.3	$69.4	$255.9	$110.5	$25.3	$23.6	$61.5
As a % of reported net sales		44.9%	5.7%	9.8%	29.4%		43.2%	9.9%	9.2%	24.0%

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Twelve Months Ended					Twelve Months Ended
	December 31, 2020					December 31, 2019
Worldwide Consumer*	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$4,088.2	$1,499.9	$120.9	$1,087.1	$293.1	$3,869.9	$1,438.4	$118.7	$1,074.9	$202.2
As a % of reported net sales		36.7%	3.0%	26.6%	7.2%		37.2%	3.1%	27.8%	5.2%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$—	$87.4	$(1.5)	$(120.8)	$209.8	$—	$104.7	$(0.4)	$(118.5)	$223.6
Separation and reorganization expense	—	—	—	(1.1)	1.1	—	—	—	(17.2)	17.2
Unusual litigation	—	—	—	(24.2)	19.8	—	—	—	(27.2)	27.2
Impairment charges	—	—	—	—	—	—	—	—	—	13.8
Asset abandonment	—	—	—	—	—	—	—	—	—	7.1
(Gain) loss on divestitures	—	—	—	(0.8)	0.8	—	—	—	4.4	(4.5)
Operating results attributable to held-for-sale business**	—	—	—	—	—	(24.1)	(12.1)	(0.5)	(9.4)	(2.2)
Restructuring charges and other termination benefits	—	—	—	—	3.2	—	—	—	—	26.0
Ranitidine market withdrawal***	—	—	—	—	—	9.2	18.4	—	—	18.4
Acquisition and integration-related charges and contingent consideration adjustments	—	2.8	—	(9.8)	12.6	—	5.7	—	(14.6)	16.2
Adjusted	4,088.2	$1,590.1	$119.4	$930.4	$540.4	$3,855.0	$1,555.1	$117.8	$892.4	$545.0
As a % of reported net sales (2020) / As a % of adjusted net sales (2019)		38.9%	2.9%	22.8%	13.2%		40.3%	3.1%	23.1%	14.1%

*Worldwide Consumer includes the CSCA and CSCI segments in addition to Corporate.
**Held-for-sale business includes our now divested animal health business.
***Ranitidine market withdrawal includes reversal of recorded returns and inventory write-downs.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Twelve Months Ended					Twelve Months Ended
	December 31, 2020					December 31, 2019
Consumer Self-Care Americas	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$2,693.0	$858.5	$73.7	$316.3	$472.0	$2,487.7	$798.9	$76.3	$298.9	$414.0
As a % of reported net sales		31.9%	2.7%	11.7%	17.5%		32.1%	3.1%	12.0%	16.6%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$19.8	$—	$(28.4)	$48.3	$—	$23.8	$—	$(22.4)	$46.2
Separation and reorganization expense	—	—	—	—	—	—	—	—	(0.4)	0.4
Unusual litigation	—	—	—	—	(4.3)	—	—	—	(1.3)	1.3
Asset abandonment	—	—	—	—	—	—	—	—	—	7.1
Impairment charges	—	—	—	—	—	—	—	—	—	4.1
(Gain) loss on divestitures	—	—	—	—	—	—	—	—	—	(0.1)
Operating results attributable to held-for-sale business**	—	—	—	—	—	(24.1)	(12.1)	(0.5)	(9.4)	(2.2)
Restructuring charges and other termination benefits	—	—	—	—	0.8	—	—	—	—	2.7
Ranitidine market withdrawal*	—	—	—	—	—	7.4	15.5	—	—	15.5
Acquisition and integration-related charges and contingent consideration adjustments	—	2.0	—	(8.4)	10.4	—	3.6	—	1.0	(1.5)
Adjusted	$2,693.0	$880.3	$73.7	$279.5	$527.2	$2,471.0	$829.7	$75.8	$266.4	$487.5
As a % of reported net sales (2020) / As a % of adjusted net sales (2019)		32.7%	2.7%	10.4%	19.6%		33.6%	3.1%	10.8%	19.7%

*Ranitidine market withdrawal includes reversal of recorded returns and inventory write-downs.
**Held-for-sale business includes our now divested animal health business.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Twelve Months Ended					Twelve Months Ended
	December 31, 2020					December 31, 2019
Consumer Self-Care International	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$1,395.2	$641.1	$47.2	$560.2	$32.3	$1,382.2	$639.5	$42.4	$558.1	$19.6
As a % of reported net sales		45.9%	3.4%	40.1%	2.3%		46.3%	3.1%	40.4%	1.4%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$67.6	$(1.5)	$(92.3)	$161.5	$—	$80.9	$(0.4)	$(96.2)	$177.5
Impairment charges	—	—	—	—	—	—	—	—	—	9.7
Restructuring charges and other termination benefits	—	—	—	—	1.4	—	—	—	—	9.7
Unusual litigation	—	—	—	(1.5)	1.5	—	—	—	(0.3)	0.3
Ranitidine market withdrawal*	—	—	—	—	—	1.8	2.9	—	—	2.9
(Gain) loss on divestitures	—	—	—	(0.3)	0.3	—	—		4.4	(4.4)
Acquisition and integration-related charges and contingent consideration adjustments	—	0.8	—	(1.3)	2.1	—	2.1	—	—	2.1
Adjusted	$1,395.2	$709.5	$45.7	$464.8	$199.1	$1,384.0	$725.4	$42.0	$466.0	$217.4
As a % of reported net sales (2020) / As a % of adjusted net sales (2019)		50.8%	3.3%	33.3%	14.3%		52.4%	3.0%	33.7%	15.7%

*Ranitidine market withdrawal includes reversal of recorded returns and inventory write-downs.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Twelve Months Ended					Twelve Months Ended
	December 31, 2020					December 31, 2019
Prescription Pharmaceuticals	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)	Net Sales	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$975.1	$315.3	$56.8	$88.4	$(177.7)	$967.5	$334.9	$68.7	$91.2	$2.6
As a % of reported net sales		32.3%	5.8%	9.1%	(18.2)%		34.6%	7.1%	9.4%	0.3%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	$—	$84.8	—	$(0.5)	$85.2	—	$87.2	—	$(0.5)	$87.7
Separation and reorganization expense	—	—	—	—	—	—	—	—	(0.7)	0.7
(Gain) loss on divestitures	—	—	—	—	(0.6)	—	—	—	(0.9)	(0.6)
Restructuring charges and other termination benefits	—	—	—	(0.1)	0.4	—	—	—	—	0.3
Impairment charges	—	—	—	—	346.8	—	—	—	—	170.7
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	1.3	—	—	—	—	2.8
Adjusted	$975.1	$400.1	$56.8	$87.8	$255.4	$967.5	$422.1	$68.7	$89.1	$264.2
As a % of reported net sales		41.0%	5.8%	9.0%	26.2%		43.6%	7.1%	9.2%	27.3%

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019	Total Change	FX Change	Constant Currency Change
Reported Net sales
Consolidated	$1,289.5	$1,322.8	(2.5)%	(1.3)%	(3.8)%
CSCA	$700.8	$710.5	(1.4)%	0.3%	(1.1)%
CSCI	$352.4	$356.4	(1.1)%	(5.0)%	(6.1)%
RX	$236.3	$255.9	(7.7)%	(0.5)%	(8.2)%

Consolidated	$1,289.5	$1,322.8
Less: Rosemont Pharmaceuticals business	—	(14.8)
Less: Canoderm prescription product	—	(4.0)
Consolidated net sales as so adjusted excluding divested businesses	$1,289.5	$1,304.0	(1.1)%	(1.3)%	(2.4)%
Less: Dr. Fresh*	(27.8)	—
Less: Eastern European Brands Acquisition	(2.1)	—
Organic Consolidated net sales as so adjusted	$1,259.6	$1,304.0	(3.4)%	(1.3)%	(4.7)%

Worldwide Consumer
CSCA	$700.8	$710.5
CSCI	352.4	356.4
Total Worldwide Consumer	$1,053.2	$1,066.9	(1.3)%	(1.4)%	(2.7)%
Less: Canoderm prescription product	—	(4.0)
Less: Rosemont Pharmaceuticals business	—	(14.8)
Worldwide Consumer net sales as so adjusted excluding divested businesses	$1,053.2	$1,048.1	0.5%	(1.5)%	(1.0)%
Less: Dr. Fresh*	(27.8)	—
Less: Eastern European Brands Acquisition	(2.1)	—
Organic Worldwide Consumer net sales as so adjusted	$1,023.3	$1,048.1	(2.4)%	(1.4)%	(3.8)%

CSCA	$700.8	$710.5
Less: Dr. Fresh*	(26.2)	—
Organic CSCA net sales as so adjusted	$674.6	$710.5	(5.1)%	0.4%	(4.7)%

*Dr. Fresh acquisition comprises all oral self-care assets purchased from High Ridge Brands, including the brands Dr. Fresh®, REACH® and Firefly®.

TABLE III (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)

	Three Months Ended
	December 31, 2020	December 31, 2019	Total Change	FX Change	Constant Currency Change
CSCI	$352.4	$356.4
Less: Canoderm prescription product	—	(4.0)
Less: Rosemont Pharmaceuticals business	—	(14.8)
CSCI net sales as so adjusted excluding divested businesses	$352.4	$337.6	4.4%	(5.2)%	(0.8)%
Less: Dr. Fresh*	(1.6)	—
Less: Eastern European Brands Acquisition	(2.1)	—
Organic CSCI net sales as so adjusted	$348.7	$337.6	3.3%	(5.2)%	(1.9)%

*Dr. Fresh acquisition comprises all oral self-care assets purchased from High Ridge Brands, including the brands Dr. Fresh®, REACH® and Firefly®.

TABLE III (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)
	Twelve Months Ended
	December 31, 2020	December 31, 2019	Total Change	FX Change	Constant Currency Change
Adjusted Net Sales
Consolidated net sales as so adjusted	$5,063.3	$4,822.5	5.0%	—%	5.0%
Less: Animal health*	—	(19.6)
Less: Canoderm prescription product	—	(13.2)
Less: Rosemont Pharmaceuticals business	—	(27.1)
Consolidated net sales as so adjusted excluding divested businesses	$5,063.3	$4,762.6	6.3%	0.1%	6.4%
Less: Ranir***	(139.1)	—
Less: Dr. Fresh**	(72.3)	—
Less: Eastern European Brands Acquisition	(2.1)	—
Organic Consolidated net sales as so adjusted	$4,849.8	$4,762.6	1.8%	0.1%	1.9%

Worldwide Consumer net sales as so adjusted	$4,088.2	$3,855.0	6.0%	0.2%	6.2%
Less: Canoderm prescription product	—	(13.2)
Less: Rosemont Pharmaceuticals business	—	(27.1)
Less: Animal health*	—	(19.6)
Worldwide Consumer net sales as so adjusted excluding divested businesses	$4,088.2	$3,795.1	7.7%	0.2%	7.9%
Less: Ranir***	(139.1)	—
Less: Dr. Fresh**	(72.3)	—
Less: Eastern European Brands Acquisition	(2.1)	—
Organic Worldwide Consumer net sales as so adjusted	$3,874.7	$3,795.1	2.1%	0.2%	2.3%

CSCA net sales as so adjusted	$2,693.0	$2,471.0	9.0%	0.4%	9.4%
Less: Animal health*	—	(19.6)
CSCA net sales as so adjusted excluding divested businesses	$2,693.0	$2,451.4	9.9%	0.4%	10.3%
Less: Ranir***	(100.0)	—
Less: Dr. Fresh**	(68.2)	—
Organic CSCA net sales as so adjusted	$2,524.8	$2,451.4	3.0%	0.4%	3.4%

* This line item excludes the $19.6 million in animal health net sales before the business was classified as held-for-sale for comparative purposes only. This amount is in addition to the $24.1 million of animal health net sales that was excluded from adjusted net sales for the twelve months ended December 31, 2019. See Table I.
**Dr. Fresh acquisition comprises all oral self-care assets purchased from High Ridge Brands, including the brands Dr. Fresh®, REACH® and Firefly®.
***Includes Ranir net sales through the second quarter of 2020.

TABLE III (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS
(in millions)
(unaudited)
	Twelve Months Ended
	December 31, 2020	December 31, 2019	Total Change	FX Change	Constant Currency Change
Adjusted Net Sales
CSCI net sales as so adjusted	$1,395.2	$1,384.0	0.8%	(0.3)%	0.5%
Less: Rosemont Pharmaceuticals business	—	(27.1)
Less: Canoderm prescription product	—	(13.2)
CSCI net sales as so adjusted excluding divested businesses	$1,395.2	$1,343.7	3.8%	(0.2)%	3.6%
Less: Ranir**	(39.1)	—
Less: Dr. Fresh*	(4.1)	—
Less: Eastern European Brands Acquisition	(2.1)	—
Organic CSCI net sales as so adjusted	$1,349.9	$1,343.7	0.5%	(0.3)%	0.2%

*Dr. Fresh acquisition comprises all oral self-care assets purchased from High Ridge Brands, including the brands Dr. Fresh®, REACH® and Firefly®.
**Includes Ranir net sales through the second quarter of 2020.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED AND SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended
	December 31, 2020	December 31, 2019	Total Change
Consolidated adjusted EPS	$0.93	$1.06	(12.3)%

Adjusted gross margin
Worldwide Consumer	38.7%	39.3%	(60) bps
CSCA	33.0%	33.8%	(80) bps
CSCI	50.0%	50.4%	(40) bps
RX	44.9%	43.2%	170 bps

Adjusted operating margin
Worldwide Consumer	11.1%	14.3%	(320) bps
CSCA	18.8%	20.4%	(160) bps
CSCI	9.6%	13.9%	(430) bps
RX	29.4%	24.0%	540 bps

	Twelve Months Ended
	December 31, 2020	December 31, 2019	Total Change
Adjusted gross margin
Worldwide Consumer	38.9%	40.3%	(140) bps
CSCA	32.7%	33.6%	(90) bps
CSCI	50.8%	52.4%	(160) bps
RX	41.0%	43.6%	(260) bps

Adjusted operating income
CSCA	$527.2	$487.5	8.1%

Adjusted operating margin
Worldwide Consumer	13.2%	14.1%	(90) bps
CSCA	19.6%	19.7%	(10) bps
CSCI	14.3%	15.7%	(140) bps
RX	26.2%	27.3%	(110) bps

TABLE IV (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED AND SEGMENT INFORMATION
(in millions)
(unaudited)

Twelve Months Ended
December 31, 2020
Operating cash flow	$636.2
Adjusted net income	$552.2
Cash conversion ratio	115%